THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Third Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into between Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (“Parent”), and JetPay, LLC, a Texas limited liability company (“Seller”), effective as of December 4, 2012.

RECITALS

WHEREAS, Parent and Seller are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2012, by and among Parent, JP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Seller, WLES, L.P., a Texas limited partnership and Trent Voigt.

WHEREAS, in accordance with Section 10.15, the parties wish to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1.          Amendments.

i.            Section 1.1 of the Merger Agreement is hereby amended by adding the following definitions and deleting the existing definitions for such terms in their entirety where applicable:

“Cash Merger Consideration” means twenty eight million dollars ($28,000,000.00), minus the Cash Escrow Consideration plus the Estimated Closing Net Working Capital Adjustment (which may be a negative number) plus the Estimated Closing Cash, minus the Estimated Closing Indebtedness, as adjusted herein. To the extent that more than 4,740,746 shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing are to be redeemed in exchange for pro rata shares of the Trust Account, the Cash Merger Consideration shall be reduced by lesser of (A) the product of (i) the Excess Redemption Number and (ii) $6.08 and (B) $10,000,000

“Common Stock Merger Consideration” means an aggregate of 2,000,000 shares of Parent Common Stock as adjusted as follows. To the extent that more than 4,740,746 shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing are to be redeemed in exchange for pro rata shares of the Trust Account, the Common Stock Merger Consideration shall be increased by the lesser of (A) a fraction, the numerator of which is the product of (i) the Excess Redemption Number and (ii) $6.08, and the denominator of which is $6.00 and (B) 1,666,667.

“Excess Redemption Number” means that number of shares of Parent Common Stock in excess of 4,740,746 that are to be redeemed in exchange for pro rata shares of the Trust Account.

ii.         Section 2.11 is hereby amended by deleting such section in its entirety and substituting therefor the following:

Escrow. At the Closing, Parent shall deposit or shall cause to be deposited $10,000,000 in cash (the “Cash Escrow Merger Consideration”) and no fewer than 1,666,667 shares of Parent Common Stock (the “Common Stock Escrow Merger Consideration” and together with the Cash Escrow Merger Consideration, the “Escrow Consideration”) minus any amounts actually recovered and remitted to the Seller with respect to the DirectAir unresolved claims prior to the Closing Date, in an account with the Escrow Agent (the “Escrow Fund”), which shall be available to the Parent Indemnified Parties as partial security for Seller’s and Member’s obligations under the Agreement. To the extent that more than 4,740,746 shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing are to be redeemed in exchange for pro rata shares of the Trust Account, the Cash Escrow Merger Consideration and the Common Stock Escrow Merger Consideration shall be decreased and increased, respectively, in accordance with the definitions of Cash Merger Consideration and Common Stock Merger Consideration, respectively. The Escrow Fund shall be managed and paid out by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement between Parent, Member and the Escrow Agent, substantially in the form of Exhibit C attached hereto, (the “Escrow Agreement”).

2.          Recitals, Definitions. The recitals are incorporated herein by reference. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

3.          Ratification. In all respects not inconsistent herewith, the parties hereto ratify, affirm, and republish the Merger Agreement.

4.          Conflict with the Merger Agreement. Except as set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect. To the extent any provision of this Amendment is inconsistent with the Merger Agreement, this Amendment will govern and control.

5.          Binding Effect. Except as otherwise provided in this Amendment to the contrary, this Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6.          Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7.          Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Amendment.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have signed this Amendment as of the date first written above.

Universal business payment solutions acquisition corporation

By:	/s/ Bipin C. Shah
Name:	Bipin C. Shah
Title:	Chief Executive Officer

JetPay, LLC

By:	/s/ Trent Voigt
Name:	Trent Voigt
Title:	CEO